AMENDMENT NO. 10 TO THE MANAGEMENT AGREEMENT

This AMENDMENT NO. 10 TO THE MANAGEMENT AGREEMENT (the "Amendment"), dated as of December 13, 2019, is made by and between Navios Maritime Partners L.P., a Marshall Islands limited partnership ("NMLP") and Navios ShipManagement Inc., a Marshall Islands corporation ("NSM", and together with NMLP, the "Parties") and amends the Management Agreement (the "Management Agreement") entered into among the Parties on November 16, 2007 as amended and supplemented from time to time (together, with the Management Agreement, the "Agreement"). Capitalized terms used and not otherwise defined in this Amendment shall have the meanings given them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties desire to amend the Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. The first paragraph of Schedule "B" shall be amended and restated as follows:

"FEES AND COSTS AND EXPENSES

In consideration for the provision of the Services listed in Schedule "A" by NSM to NMLP, NMLP shall pay NSM:

1. Until December 31, 2019, a fixed daily fee of US$4,325 per owned Panamax Vessel, US$4,225 per Ultra-Handymax Vessel, US$5,250 per owned Capesize Vessel, US$6,700 per owned 6800TEU container vessel, US$6,100 per owned container vessel of 1,000TEU to 3,400TEU, payable on the last day of each month.

2. Commencing January 1, 2020,

a. a fixed daily fee of US$4,450 per owned Panamax Vessel, US$4,350 per Ultra-Handymax Vessel, US$5,410 per owned Capesize Vessel, US$6,900 per owned 6800TEU Container Vessel, US$6,100 per owned container vessel of 1,000TEU to 3,400TEU payable on the last day of each month for two years (months one to twenty-four), (the "Fixed Daily Fee");  unless the parties agree otherwise, for each 12 month period after such two years, a 3% increase of the Fixed Daily Fee per Owned Vessel. Notwithstanding the foregoing, NMLP's payment to NSM for services provided in item (21) of Schedule A shall be at-cost for each Vessel.

b. a technical and commercial management daily fee of $50 per Vessel (the "Management Fee").

2. Full Force and Effect.  Except as modified by this Amendment, all other terms and conditions in the Agreement shall remain in full force and effect.

3. Effect.  Unless the context otherwise requires, the Agreement, as amended, and this Amendment shall be read together and shall have effect as if the provisions of the Agreement, as amended, and this Amendment were contained in one agreement.  After the effective date of this Amendment, all references in the Agreement to "this Agreement," "hereto," "hereof," "hereunder" or words of like import referring to the Agreement shall mean the Agreement, as amended, as further modified by this Amendment.

4. Counterparts.  This Amendment may be executed in separate counterparts, all of which taken together shall constitute a single instrument.

[Remainder of page intentionally left blank. Signature page to follow.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day and year first above written.

NAVIOS MARITIME PARTNERS L.P.

/s/ Efstratios Desypris
By:	Efstratios Desypris
Title:	Chief Financial Officer

NAVIOS SHIPMANAGEMENT INC.

/s/ George Achniotis
By:	George Achniotis
Title:	President/Director